UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 15

          Certification and Notice of Termination of Registration
         under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13
              and 15(d) of the Securities Exchange Act of 1934

                                          Commission File Number: 001-12385
                                                                  ---------

                       Newport News Shipbuilding Inc.
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           (Exact name of registrant as specified in its charter)

                           4101 Washington Avenue
                     Newport News, Virginia 23607-2770
                               (757) 688-1408
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                  Common Stock, par value $0.01 per share
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          (Title of each class of securities covered by this Form)

                                    None
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        (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)         |X|       Rule 12h-3(b)(1)(ii)       |_|
       Rule 12g-4(a)(1)(ii)        |_|       Rule 12h-3(b)(2)(i)        |_|
       Rule 12g-4(a)(2)(i)         |_|       Rule 12h-3(b)(2)(ii)       |_|
       Rule 12g-4(a)(2)(ii)        |_|       Rule 15d-6                 |_|
       Rule 12h-3(b)(1)(i)         |_|

          Approximate number of holders of record as of the certification or notice date: 29,164

          Pursuant to the requirements of the Securities Exchange Act of 1934, Newport News Shipbuilding Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                        NEWPORT NEWS SHIPBUILDING INC.


DATE:  January 18, 2002                 By:/s/ John H. Mullan
                                           ---------------------------
                                           Name:       John H. Mullan
                                           Title:      Secretary and Director